Exhibit 99.1
Metal Management, Inc.
325 N. LaSalle Street • Suite 550
Chicago, Illinois 60610
www.mtlm.com
NYSE: MM
FOR IMMEDIATE RELEASE
METAL MANAGEMENT STOCKHOLDERS APPROVE MERGER
WITH SIMS GROUP LIMITED
CHICAGO, IL — March 14, 2008 — Metal Management, Inc. (NYSE: MM) (Metal Management) today announced that, at a special meeting held today, Metal Management stockholders approved the adoption of the merger agreement with Sims Group Limited (ASX: SGM) (Sims). All required approvals for the merger have been received and the transaction will be effective today at 4 p.m. EDT.
As previously announced on September 24, 2007, Metal Management’s Board of Directors unanimously approved the merger agreement. Under the terms of the agreement, Metal Management stockholders will receive 2.05 Sims American Depositary Shares (ADSs) for each share of Metal Management common stock. Each ADS will represent one ordinary share of Sims. Sims will retain listing of its ordinary shares on the Australian Securities Exchange (ASX) and its ADSs will be listed on the New York Stock Exchange (NYSE).
Metal Management common stock will cease trading on the NYSE after the closing of the market today and will be delisted. The ADSs will begin trading on the NYSE on March 17, 2008 under the name Sims Group Limited and under the stock symbol “SMS”.
About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with 53 recycling facilities in 17 states. For more information about Metal Management, Inc., visit Metal Management’s website at www.mtlm.com.
About Sims Group Limited
Sims Group’s core business is metal recycling, with an emerging business in recycling solutions. Sims earns around 70 per cent of its revenue from international operations in the United Kingdom, Continental Europe, North America, New Zealand and Asia. For more information about Sims Group, visit Sims Group’s website at www.sims-group.com.
Forward-Looking Statements
The statement in this release regarding the expected closing of the merger is a forward-looking statement made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, the statement involves risks and uncertainties and is subject to change. This statement reflects Metal Management, Inc.’s current expectations regarding the closing of the merger. As discussed in the Registration Statement and proxy statement/prospectus filed with the Securities and Exchange Commission, the closing of the merger is subject to the receipt of Metal Management’s stockholder approval and satisfaction of other conditions.
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Contacts
Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer	Andrew B. Siegel / James H. Golden
Metal Management, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(312) 645-0700	(212) 355-4449